Exhibit 99.1 IDEX Corporation Appoints Katrina L. Helmkamp as Non-Executive Chair; William M. Cook to Retire NORTHBROOK, IL (September 22, 2022) – IDEX Corporation (NYSE: IEX) today announced that Katrina L. Helmkamp has been appointed Non-Executive Chair of its Board of Directors, effective October 1, 2022. Ms. Helmkamp has served as an independent director and member of the IDEX Board since November 2015, and as a member of multiple Board committees, including as Chair of the Nominating and Corporate Governance Committee. As President and CEO of Cartus Corporation, the relocation services subsidiary of Anywhere Real Estate Inc., and in her previous roles as CEO of Lenox Corporation and Vice President Global Refrigeration for Whirlpool Corporation, she has gained extensive global business experience, with operating leadership skills and experience across multiple markets and technologies. “The impact of IDEX’s highly engineered products used in mission-critical applications can be seen in so many industries worldwide. I am committed to and proud to support IDEX in its continued success,” Ms. Helmkamp said. Ms. Helmkamp succeeds William M. Cook, who after fourteen years of serving on the IDEX Board has announced his intention to retire. Mr. Cook has been an invaluable contributor to the Board of Directors and the company, serving in various leadership roles including as a member and Chair of the Audit Committee, Lead Director, and most recently, as Non-Executive Chairman of the Board. Ms. Helmkamp continued, “It is no surprise that the National Association of Corporate Directors (NACD) named Bill Cook its ‘Public Company Director of the Year’ in 2021. His presence will be greatly missed by the Board, and I am honored to continue the work to support IDEX in creating value for shareholders and innovative and valued solutions for customers.” Mr. Cook noted, “What first attracted me to the IDEX Board of Directors remains there today. It is a world-class Board, bringing together highly intelligent and results-driven business executives in a very collaborative culture, where everyone always brings their ‘best game.’ Katrina is a natural choice to be the next Chair of the Board of Directors. She has what it takes to be an outstanding leader.”

“As we look to the future, I am excited to continue working with Katrina to build on IDEX’s long track record of success,” said Eric D. Ashleman, CEO and President of IDEX Corporation. “I also want to thank Bill, on behalf of the entire organization, for the remarkable leadership and unwavering encouragement he has provided during his 14 years of service on the IDEX Board.” With Mr. Cook’s departure, effective October 1, 2022, the size of the Board will decrease from 11 to 10 directors. About IDEX IDEX Corporation (NYSE: IEX) makes thousands of products and mission-critical components that improve everyday life all around you. If you enjoy chocolate, it quite possibly passed through a Viking® internal gear pump at the candy factory. If you were ever in a car accident, emergency workers may have used the Hurst Jaws of Life® rescue tool to save your life. If your doctor ordered a DNA test to predict your risk of disease or determine a course of treatment, the lab may have used equipment containing components made by IDEX Health & Science. Founded in 1988 with three small, entrepreneurial manufacturing companies, we’re proud to say that we now call over 45 diverse businesses around the world part of the IDEX family. With more than 8,000 employees and manufacturing operations in more than 20 countries, IDEX is a high-performing, global company with nearly $2.8 billion in annual sales, committed to making trusted solutions that improve lives. IDEX shares are traded on the New York Stock Exchange under the symbol “IEX”. For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com. Investor Contact IDEX Corporation Allison Lausas Vice President and Chief Accounting Officer +1 847-498-7070 investorrelations@idexcorp.com Media Contact: IDEX Corporation Mark Spencer +1 847-457-3793 mdspencer@idexcorp.com